                                                                  EXHIBIT (a)(1)
                           [PRIMARK CORPORATION LOGO]

                        OFFER TO PURCHASE FOR CASH UP TO
                      4,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $41.50
                         NOR LESS THAN $34.00 PER SHARE

            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
              AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,
                  JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED.

    Primark Corporation, a Michigan corporation (the "Company"), invites its shareholders to tender shares of its common stock, without par value (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 29, 1997 between the Company and BankBoston, N.A., as the Rights Agent), to the Company at prices not greater than $41.50 nor less than $34.00 per Share in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $41.50 nor less than $34.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 4,000,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $41.50 nor less than $34.00 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms hereof. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING OBTAINING A BANK WAIVER UNDER THE COMPANY'S CREDIT AGREEMENT (AS DEFINED HEREIN) IF THE COST OF THE OFFER EXCEEDS $150 MILLION. SEE SECTIONS 6 AND 10.

    The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") and on the Pacific Exchange, Inc. (the "Pacific Exchange") under the symbol "PMK." On May 11, 1998, the last full trading day on the NYSE prior to announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $33.625. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                          BT ALEX. BROWN INCORPORATED
              The date of this Offer to Purchase is May 20, 1998.

                                   IMPORTANT

     Any shareholders desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee, or transmit an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, in each case with any other required documents to BankBoston, N.A. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3. TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                                    SUMMARY

     This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be
  Purchased................  4,000,000 Shares (or such lesser number of Shares as are validly tendered).

Purchase Price.............  The Company will determine a single per Share net cash price, not greater than $41.50 nor less than $34.00 per Share, that it will pay for Shares validly tendered. All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each shareholder desiring to tender Shares must (i) specify in the Letter of Transmittal the minimum price (not greater than $41.50 nor less than $34.00 per Share) at which such shareholder is willing to have Shares purchased by the Company or (ii) elect to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $34.00 per Share.

How to Tender Shares.......  See Section 3. Call the Information Agent or
                               consult your broker for assistance.

Brokerage Commissions......  None.

Stock Transfer Tax.........  None, if payment is made to the registered holder.
                               See Section 5.

Expiration and Proration
Dates......................  Wednesday, June 17, 1998, at 12:00 Midnight, New
                               York City time, unless extended by the Company.

Payment Date...............  As soon as practicable after the Expiration Date.

Position of the Company and
its Directors..............  Neither the Company nor its Board of Directors
                               makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights..........  Tendered Shares may be withdrawn at any time until
                               12:00 Midnight, New York City time, on Wednesday, June 17, 1998, unless the Offer is extended by the Company and, unless previously purchased, after 12:00 Midnight, New York City time, on Thursday, July 16, 1998. See Section 4.

Odd Lots...................  There will be no proration of Shares tendered by any shareholder owning beneficially fewer than 100 Shares in the aggregate (excluding Shares attributable to individual accounts under the Company's Savings Plan and PSSOP (each as defined below), but including Shares attributable to individual accounts under the Company's Stock Purchase Plan (as defined below)) as of May 19, 1998, and continuing to beneficially own fewer than 100 Shares on the Expiration Date, and who tenders all such Shares at or below the Purchase Price prior to the Expiration Date and who checks the "Odd Lots" box in the Letter of Transmittal and/or the Stock Purchase Plan Direction Form.

Further Developments
Regarding the Offer........  Call the Information Agent or consult your broker.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                            ------------------------

                               TABLE OF CONTENTS

                          SECTION                             PAGE
                          -------                             ----
INTRODUCTION................................................    5
THE OFFER...................................................    7
 1.  Number of Shares; Proration............................    7
 2.  Tenders by Owners of Fewer Than 100 Shares.............    8
 3.  Procedure for Tendering Shares.........................    9
 4.  Withdrawal Rights......................................   15
 5.  Purchase of Shares and Payment of Purchase Price.......   15
 6.  Certain Conditions of the Offer........................   16
 7.  Price Range of Shares; Dividends.......................   18
 8.  Background and Purpose of the Offer; Certain Effects of
     the Offer..............................................   19
 9.  Interests of Directors and Executive Officers;
     Transactions and Arrangements Concerning the
     Shares.................................................   20
10.  Source and Amount of Funds.............................   21
11.  Certain Information About the Company..................   21
12.  Effects of the Offer on the Market for Shares;
     Registration Under the Exchange Act....................   32
13.  Certain Legal Matters; Regulatory Approvals............   32
14.  Certain U.S. Federal Income Tax Consequences...........   32
15.  Extension of the Offer; Termination; Amendments........   34
16.  Fees and Expenses......................................   35
17.  Miscellaneous..........................................   36

SCHEDULE I -- Certain Transactions Involving Shares.........   37

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

TO THE HOLDERS OF SHARES OF
  COMMON STOCK OF PRIMARK CORPORATION:

                                  INTRODUCTION

     Primark Corporation, a Michigan corporation (the "Company"), invites its shareholders to tender shares of its common stock, without par value (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 29, 1997 between the Company and BankBoston, N.A., as the Rights Agent), to the Company at prices not greater than $41.50 nor less than $34.00 per Share in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references in this Offer to Purchase to Shares shall include the associated Rights.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $41.50 nor less than $34.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 4,000,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $41.50 nor less than $34.00 per Share). The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn upon the terms and subject to the conditions of the Offer including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING OBTAINING A BANK WAIVER UNDER THE COMPANY'S CREDIT AGREEMENT (AS DEFINED IN
SECTION 10) IF THE COST OF THE OFFER EXCEEDS $150 MILLION. SEE SECTIONS 6 AND
10.

     If, before the Expiration Date, more than 4,000,000 Shares are validly tendered at or below the Purchase Price and not withdrawn (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender Shares at prices at or below the Purchase Price (and do not withdraw them prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. In addition, the Company will pay all fees and expenses of BT Alex. Brown Incorporated (the "Dealer Manager"), D.F. King & Co., Inc. (the "Information Agent") and BankBoston, N.A. (the "Depositary") in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     On December 8, 1997, in connection with the execution of the contract to sell the Company's applied information technology subsidiary, TASC, Inc. ("TASC"), the Company announced that it was engaged in a review of strategic alternatives that could increase shareholder value. On May 12, 1998, the Company announced that, after a thorough review of various alternatives, it had completed its review of strategic alternatives and determined to continue to operate as an independent entity. At the same time, the Company also stated its intent to commence the Offer and to restructure and integrate its operations to improve the products and services supplied to its customers and to increase margins. This internal restructuring is expected to result in a second quarter restructuring charge currently estimated at approximately $100 million, which largely represents non-cash items.

     The Company anticipates that substantially all of the funds necessary to consummate the Offer will be provided through unsecured borrowings under its Credit Facility (as defined in Section 10), with the remaining amount to come from cash held by the Company. Prior to the Expiration Date, the Company may seek to (i) place up to $250 million of subordinated debt through a transaction subject to Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), (ii) increase by up to $100 million its existing Credit Facility, (iii) enter into additional bank financing of up to $150 million, or
(iv) any combination of the foregoing that results in the Company having up to $250 million of financing available for the Offer (any of such transactions are referred to herein as the "Additional Financing"). The Company has reserved the right to extend the length of the Offer and increase the number of Shares it is willing to repurchase, should it obtain the Additional Financing prior to the Expiration Date in an amount that would, in the Company's judgment after consideration of then existing market conditions, permit it to do so. In addition, if the Company were to place $250 million of subordinated debt through a transaction subject to Rule 144A (a "Rule 144A Transaction") prior to the Expiration Date, the Company intends to use the proceeds thereof to finance the Offer instead of using the Credit Facility. There can be no assurance that the Additional Financing will be so obtained or that the Company will determine to increase the number of Shares to be repurchased in the Offer.

     As of the close of business on May 15, 1998, there were 27,112,635 Shares outstanding and 4,021,530 Shares issuable upon exercise of outstanding stock options ("Options") under the Company's Stock Option Plan, as amended, 1992 Stock Option Plan, as amended, Stock Option Plan for Non-Employee Directors, as amended, Executive Share Option Scheme, as amended, and stock option agreements (collectively, the "Option Plans"). The 4,000,000 Shares that the Company is offering to purchase represent approximately 14.75% of the outstanding Shares (approximately 12.85% assuming the exercise of all outstanding Options).

     The Company's Savings and Stock Ownership Plan, as amended (the "Savings Plan"), a defined contribution 401(k) plan available to employees of the Company, holds Shares in accounts for participants thereunder. Participants may instruct Fidelity Management Trust Company ("Fidelity Management"), as trustee of the Savings Plan, to tender all or part of the Shares attributable to a participant's individual account by following the instructions set forth in "Procedure for Tendering Shares -- Savings Plan" in Section 3.

     Shareholders who are participants in the Company's 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan") may instruct BankBoston, N.A. ("BankBoston"), to tender all or part of the Shares attributable to the participant's account in the Stock Purchase Plan by following the instructions set forth in "Procedure for Tendering Shares -- Stock Purchase Plan" in Section 3.

     The TASC Profit Sharing and Stock Ownership Plan (the "PSSOP"), a defined contribution 401(k) plan available to employees of TASC, holds Shares in accounts for participants thereunder. Participants may instruct Fidelity Management, as trustee of the PSSOP, to tender all or part of the Shares attributable to a participant's individual account by following the instructions set forth in "Procedure for Tendering Shares -- PSSOP" in Section 3.

     A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. Unless the context otherwise requires, all references in this Offer to Purchase to the Shares shall include the associated Rights. For a description of the Rights, see Section 7.

     The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Exchange, Inc. (the "Pacific Exchange") under the symbol "PMK." On May 11, 1998, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $33.625. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 4,000,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $41.50 nor less than $34.00 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 17, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 4,000,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number as are validly tendered at prices not greater than $41.50 nor less than $34.00 per Share). The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If
(i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING OBTAINING A BANK WAIVER UNDER THE COMPANY'S CREDIT AGREEMENT IF THE COST OF THE OFFER EXCEEDS $150 MILLION. SEE SECTIONS 6 AND 10.

     In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must (i) specify the price (not greater than $41.50 nor less than $34.00 per Share) at which such shareholder is willing to have the Company purchase Shares or (ii) elect to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $34.00 per Share. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than $41.50 nor less than $34.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 4,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

     Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 4,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

          (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

             (a) tenders all Shares (excluding Shares attributable to individual accounts under the Company's Savings Plan and the PSSOP, but including Shares attributable to individual accounts under the Company's Stock Purchase Plan) beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

             (b) completes the box captioned "Odd Lots" on the Letter of Transmittal (or, in the case of participants in the Stock Purchase Plan holding an aggregate of fewer than 100 Shares, the Stock Purchase Plan Direction Form sent to such participants (see Section 3)) and, if applicable, on the Notice of Guaranteed Delivery; and

          (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price to the total number of Shares tendered by all shareholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to shareholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of May 14, 1998 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of shareholders who beneficially owned as of the close of business on May 19, 1998, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares, excluding Shares attributable to individual accounts under the Savings Plan and the PSSOP, but including Shares attributable to individual accounts under the Stock Purchase Plan ("Odd Lot Owners"). See

Section 1. To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares (excluding Shares attributable to individual accounts under the Savings Plan and the PSSOP, but including Shares attributable to individual accounts under the Stock Purchase Plan) that such Odd Lot Owner beneficially owns. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (excluding Shares attributable to individual accounts under the Savings Plan and the PSSOP, but including Shares attributable to individual accounts under the Stock Purchase
Plan), even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such shareholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal (or, with respect to participants in the Stock Purchase Plan who are Odd Lot Owners, the Stock Purchase Plan Direction Form sent to such participants) and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal (or the Stock Purchase Plan Direction Form, if applicable) the price at which such Shares are being tendered, or may elect to have all of such shareholder's Shares (excluding Shares attributable to individual accounts under the Savings Plan and the PSSOP, but including Shares attributable to individual accounts under the Stock Purchase Plan) purchased at the Purchase Price determined by the Dutch Auction tender process. See Section 3. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange, including the NYSE.

     As of May 15, 1998, there were approximately 8,101 holders of record of Shares. Approximately 70% of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 165,551 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.  PROCEDURE FOR TENDERING SHARES.

     Proper Tender of Shares.  For Shares to be validly tendered pursuant to the
Offer:

          (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, in each case together with any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

          (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT A PRICE DETERMINED BY SHAREHOLDER."

     A SHAREHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT SUCH SHAREHOLDER'S SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." NOTE THAT THIS ELECTION COULD RESULT IN SUCH SHAREHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $34.00 PER SHARE. A SHAREHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $.125) AT WHICH SUCH SHAREHOLDER'S SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE

SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" OF THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A SHAREHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

     A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" IS CHECKED.

     Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal (or, in the case of participants in the Stock Purchase Plan who are Odd Lot Owners, the Stock Purchase Plan Direction Form sent to such participants (see Stock Purchase Plan, below)) and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other then the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together with any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message, in each case together with any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third NYSE trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

     Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-9, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial holder subject to the withholding.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER

IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 14.

     Withholding for Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 10 and 11 of the Letter of Transmittal.

     Savings Plan. As of May 15, 1998, the Savings Plan held 392,087 Shares, all of which were attributable to the individual accounts of the Savings Plan participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to as "participants"). Such Shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and applicable regulations thereunder, be tendered (or not tendered) by Fidelity Management, as trustee of the Savings Plan, according to the instructions of participants to Fidelity Management. Shares for which Fidelity Management has not received timely instructions from participants will not be tendered by Fidelity Management, in accordance with the terms of the Savings Plan and the trust agreement. Fidelity Management will make available to participants whose Shares are attributable to individual accounts under the Savings Plan all documents furnished to shareholders generally in connection with the Offer. Each such participant will also receive a "Direction Form" upon which the participant may instruct Fidelity Management regarding the Offer. Each participant may direct that all, some or none of the Shares attributable to such participant's account under the Savings Plan be tendered and the price at which such Shares are to be tendered or at the Purchase Price determined by the Dutch Auction tender process. Shares held by Fidelity Management pending allocation in the Savings Plan shall be tendered by Fidelity Management in the same proportion as are tendered those Shares with respect to which Fidelity Management has received instructions from participants. Fidelity Management will also provide additional information in a separate letter with respect to the application of the Offer to participants in the Savings Plan. PARTICIPANTS IN THE SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL

ACCOUNTS, BUT MUST USE THE SAVINGS PLAN DIRECTION FORM SENT TO THEM. PARTICIPANTS IN THE SAVINGS PLAN ARE URGED TO READ THE SAVINGS PLAN DIRECTION FORM AND RELATED MATERIALS CAREFULLY.

     ERISA prohibits the sale of Shares to the Company for less than adequate consideration, which Fidelity Management will determine based on the closing market price of the Shares on or about the date the Shares are tendered by Fidelity Management pursuant to the Offer. Accordingly, depending on the closing market price of the Shares on such date, Fidelity Management may be unable to tender Shares at certain directed prices within the offered range. In such event, Fidelity Management will follow participants' directions regarding the number of Shares to be tendered but will increase the price at which such Shares are tendered to such closing market price, which may result in such Shares not being purchased pursuant to the Offer.

     All proceeds received by Fidelity Management on account of Shares purchased from the Savings Plan will be reinvested in the Primark Money Market Fund as soon as administratively possible and such investment will be credited to the participant's individual account. Participants may contact Fidelity Management after the reinvestment is complete at (800) 421-3844 to have any proceeds of the sale of Shares that were reinvested in the Primark Money Market Fund invested in a different manner subject to the provisions of the Savings Plan.

     Stock Purchase Plan. As of May 15, 1998, the Stock Purchase Plan held 334,005 Shares. Shares attributable to participants' accounts under the Stock Purchase Plan will be tendered by BankBoston according to instructions provided to it from participants in the Stock Purchase Plan. Shares for which BankBoston has not received timely instructions from participants will not be tendered. BankBoston will make available to the participants whose Shares are attributable to individual accounts under the Stock Purchase Plan all documents furnished to shareholders generally in connection with the Offer. Each participant will also receive a Direction Form upon which the participant may instruct BankBoston regarding the Offer. Each participant may direct that all, some or none of the Shares attributable to the participant's account under the Stock Purchase Plan be tendered and the price at which such participant's Shares are to be tendered or at the Purchase Price determined by the Dutch Auction tender process. All of the Shares of any participant who owns beneficially an aggregate of fewer than 100 Shares (excluding Shares attributable to individual accounts under the Savings Plan and the PSSOP, but including Shares attributable to individual accounts under the Stock Purchase Plan) and tenders all of such Shares in accordance with Section 2 hereof will be purchased by the Company without proration. See Section 2. The Company will also provide additional information in a separate letter with respect to the application of the Offer to participants in the Stock Purchase Plan. Participants may only tender Shares attributable to their individual accounts under the Stock Purchase Plan that they have beneficially owned for more than two years. PARTICIPANTS IN THE STOCK PURCHASE PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS, BUT MUST USE THE STOCK PURCHASE PLAN DIRECTION FORM SENT TO THEM. PARTICIPANTS IN THE STOCK PURCHASE PLAN ARE URGED TO READ THE STOCK PURCHASE PLAN DIRECTION FORM AND RELATED MATERIALS CAREFULLY.

     PSSOP. As of May 15, 1998, the PSSOP held 630,742 Shares, all of which were attributable to the individual accounts of the PSSOP participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to as "participants"). Such Shares will, subject to the limitations of ERISA, and applicable regulations thereunder, be tendered (or not tendered) by Fidelity Management, as trustee of the PSSOP, according to the instructions of participants to Fidelity Management. Shares for which Fidelity Management has not received timely instructions from participants will not be tendered by Fidelity Management, in accordance with the terms of the PSSOP and the applicable trust agreement. Fidelity Management will make available to participants whose Shares are attributable to individual accounts under the PSSOP all documents furnished to shareholders generally in connection with the Offer. Each such participant will also receive a PSSOP Direction Form upon which the participant may instruct Fidelity Management regarding the Offer. Each participant may direct that all, some or none of the Shares attributable to such participant's account under the PSSOP be tendered and the price at which such Shares are to be tendered or at the Purchase Price determined by the Dutch Auction tender process. Fidelity Management will also provide additional information in a separate letter with respect to the application of the Offer to participants in the PSSOP. PARTICIPANTS IN THE PSSOP MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS, BUT MUST USE THE PSSOP DIRECTION

FORM SENT TO THEM. PARTICIPANTS IN THE PSSOP ARE URGED TO READ THE PSSOP DIRECTION FORM AND RELATED MATERIALS CAREFULLY.

     ERISA prohibits the sale of Shares to the Company for less than adequate consideration, which Fidelity Management will determine based on the closing market price of the Shares on or about the date the Shares are tendered by Fidelity Management pursuant to the Offer. Accordingly, depending on the closing market price of the Shares on such date, Fidelity Management may be unable to tender Shares at certain directed prices within the offered range. In such event, Fidelity Management will follow participants' directions regarding the number of Shares to be tendered but will increase the price at which such Shares are tendered to such closing market price, which may result in such Shares not being purchased pursuant to the Offer.

     All proceeds received by Fidelity Management on account of Shares purchased from the PSSOP will be reinvested in the Fidelity Puritan Fund as soon as administratively possible and such investment will be credited to the plan participant's individual account. Participants may contact Fidelity Management after the reinvestment is complete at (800) 421-3844 to have any proceeds of the sale of Shares that were reinvested in the Fidelity Puritan Fund invested in a different manner subject to the provisions of the PSSOP.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to the Company that (i) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular shareholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Thursday, July 16, 1998.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     Participants in the Savings Plan, the Stock Purchase Plan and the PSSOP should disregard the foregoing procedures with respect to Shares attributable to their individual accounts under the Savings Plan, the Stock Purchase Plan and the PSSOP and should follow the procedures for withdrawal included in the applicable letter furnished to such participants.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, in each case together with any other required documents.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included as part of the Letter of Transmittal may be subject to required backup U.S. federal income tax withholding of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding U.S. federal income tax consequences for foreign shareholders.

6.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after May 20, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which
     (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

          (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

          (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
     (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing of the Offer; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on May 19, 1998; or

          (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that
     (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on May 19, 1998) or (ii) any such person or group that on or prior to May 19, 1998 had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

          (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its Shares; or

          (g) the Company is not able to obtain a waiver from the parties to the Credit Agreement in the event that the aggregate cost of the Offer exceeds $150 million. See Section 10.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE and the Pacific Exchange under the symbol "PMK." The Company does not pay dividends on the Shares. The high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources for the periods indicated are listed below:

                                                              HIGH         LOW
                                                              ----         ---
1996
  First Quarter.............................................  $40          $27
  Second Quarter............................................   38 1/2       30 3/4
  Third Quarter.............................................   33 5/8       25 1/8
  Fourth Quarter............................................   28 1/2       21 3/8
1997
  First Quarter.............................................  $28 1/4      $23 3/8
  Second Quarter............................................   26 5/8       17 3/8
  Third Quarter.............................................   30 11/16     25 3/16
  Fourth Quarter............................................   42           26 1/2
1998
  First Quarter.............................................  $43 7/8      $38
  Second Quarter (through May 18, 1998).....................   43 5/8       32 1/2

     The closing per Share sales price as reported on the NYSE Composite Tape on May 11, 1998, the last full trading day before the announcement of the Offer, was $33 5/8. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

     On May 28, 1997, the Board of Directors of the Company adopted a Rights Agreement, (the "Rights Agreement"), pursuant to which the Rights were distributed to shareholders of record at the close of business on the expiration date of the prior rights agreement on the basis of one Right for each Share held. In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Shares. Once exercisable, each Right entitles its holder to purchase from the Company one Share at a purchase price of $138 per Share, subject to adjustment. Upon the occurrence of certain other events related to changes in the ownership of the Shares, each holder of a Right would be entitled to receive, upon exercise, (i) one Share in exchange for 10% of the then current market price of the Shares, or
(ii) shares of an acquiring corporation's common stock having a market value equal to two times the exercise price of the Right. The Rights expire on January 25, 2008 and, subject to certain conditions, may be redeemed by the Board of Directors at any time at a price of $.01 per Right. The Rights are not currently exercisable and trade together with the Shares associated therewith. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will include the tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer own the Rights associated with such Shares.

     The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been included as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on June 20, 1997. Such Form 8-K and the exhibit thereto may be obtained from the Commission in the manner provided in Section 11.

8.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     On December 8, 1997, in connection with the execution of the contract to sell the Company's applied information technology subsidiary, TASC, the Company announced that it was engaged in a review of strategic alternatives that could increase shareholder value. On May 12, 1998, the Company announced that, after a thorough review of various alternatives, it had completed its review of strategic alternatives and determined to continue to operate as an independent entity. At the same time, the Company also stated its intent to commence the Offer and to restructure and integrate its operations to improve the products and services supplied to its customers and to increase margins. This internal restructuring is expected to result in a second quarter restructuring charge currently estimated at approximately $100 million, which largely represents non-cash items.

     The Company anticipates that substantially all of the funds necessary to consummate the Offer will be provided through unsecured borrowings under its Credit Facility, with the remaining amount to come from cash held by the Company. Prior to the Expiration Date, the Company may seek Additional Financing. The Company has reserved the right to extend the length of the Offer and increase the number of Shares it is willing to repurchase, should it obtain the Additional Financing prior to the Expiration Date in an amount that would, in the Company's judgment after consideration of then existing market conditions, permit it to do so. In addition, if the Rule 144A Transaction is consummated prior to the Expiration Date, the Company intends to use the proceeds thereof to finance the Offer instead of using the Credit Facility. There can be no assurance that the Additional Financing will be so obtained or that the Company will determine to increase the number of Shares to be repurchased in the Offer.

     The Board of Directors believes that, given the Company's businesses, assets and prospects, the purchase of the Shares pursuant to the Offer is an attractive investment that will benefit the Company and its remaining shareholders. The Company believes that the purchase of Shares is consistent with its long-term goals and that, after the Offer is completed, the Company will have sufficient cash flow and access to other sources of capital in order to fund its working capital needs and provide for its current capital expenditure requirements as well as to fund its growth initiatives, including building its businesses and making strategic acquisitions. The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $41.50 nor less than $34.00 per Share) at which they are willing to sell their Shares and, if any of such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual costs associated with a market sale. The Offer gives shareholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer. The Offer would also allow Odd Lot Owners whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders should be reduced. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     In connection with the Offer, the Company has determined not to continue with the open-market repurchase program authorized by the Board of Directors on April 25, 1997. The Company may in the future, however, again authorize repurchases of the Shares on the open market, in privately negotiated transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. However, under the Exchange Act rules, the Company and its affiliates are prohibited from purchasing any Shares other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Shares that the Company acquires pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Company without further shareholder action (except as may be required by applicable law or the rules of the securities exchanges on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plan for issuance of Shares repurchased pursuant to the Offer.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     As of May 15, 1998, there were 27,112,635 Shares outstanding and 4,021,530 Shares issuable upon the exercise of all outstanding Options. As of May 15, 1998, the Company's directors and executive officers as a group (11 persons) beneficially owned 3,064,928 Shares (including 1,657,360 Shares issuable upon the exercise of Options exercisable within 60 days of such date), which constituted approximately 10.65% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised) at such time. If the Company purchases 4,000,000 Shares pursuant to the Offer (approximately 14.75% of the outstanding Shares as of May 15, 1998) and no director or executive officer tenders Shares pursuant to the Offer (as is intended by the directors and executive officers), then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 12.37% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised).

     Based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or subsidiaries of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 4,000,000 Shares pursuant to the Offer at the maximum specified purchase price of $41.50 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $167 million. The Company anticipates that substantially all of the funds necessary to pay such amounts will be provided through unsecured borrowings under its Revolving Credit Agreement, dated as of February 7, 1997, among the Company, the Lenders parties thereto from time to time, the Issuing Banks referred to therein, and Mellon Bank, N.A., as Agent, as amended (the "Credit Agreement"), with the remaining amount to come from cash held by the Company. Pursuant to the Credit Agreement, the Company has a $225 million revolving credit facility (the "Credit Facility"). Pursuant to an amendment to the Credit Agreement dated as of May 8, 1998, the Company has the ability to utilize $150 million for the repurchase of Shares through the Offer. Loans made under the Credit Facility bear interest at rates ranging from 0.375% to 1.00% above the current prevailing LIBOR rate of interest. The final maturity date of any loan under the Credit Facility is December 31, 2002, unless extended pursuant to the terms of the Credit Agreement. The Credit Agreement includes representations and warranties, covenants, events of default and other terms customary to financing of this type. A copy of the Credit Agreement and amendments thereto have been filed with the Commission as exhibits to the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

     In the event that the aggregate cost of the Offer exceeds $150 million, in order to consummate the Offer the Company would have to obtain a waiver under the Credit Agreement, which prohibits stock repurchases in excess of $150 million. See Section 6.

     The Company expects to repay indebtedness incurred under the Credit Facility as a result of the Offer through cash flow from operations and/or future borrowings. In this regard, the Company may seek Additional Financing which may take the form of the Rule 144A Transaction. If the Rule 144A Transaction is consummated, such proceeds would be used to repay indebtedness under the Credit Agreement. If the Rule 144A Transaction is consummated prior to the Expiration Date, the Company intends to use the proceeds thereof to finance the Offer instead of using the Credit Facility. If the Additional Financing is in an amount that would, in the Company's judgment after consideration of then existing market conditions, permit it to purchase more than 4,000,000 Shares, the Company may extend the length of the Offer and increase the number of Shares it is willing to repurchase. The Company expects to repay any Additional Financing through cash flow from operations and/or future borrowings. See
Section 8.

11.  CERTAIN INFORMATION ABOUT THE COMPANY.

     The Company is engaged principally in the information services industry serving financial, corporate and governmental customers. The Company's information businesses consist of the operations of Datastream International Limited and affiliates, Disclosure Incorporated, Groupe DAFSA S.A., I/B/E/S International, Inc., ICV Limited, Vestek Systems, Inc., Worldscope/Disclosure LLC, Baseline Financial Services, Inc. and WEFA, Inc. The Company also has an equity interest in Primark Decision Economics, Inc. The Company develops and markets "value-added" database and information products that cover established and emerging markets worldwide, as well as proprietary analytical software for the analysis and presentation of financial and economic information. Customers include investment managers, investment bankers, financial market traders, analysts, accounting and legal professionals and information and reference service providers. The Company also owns Yankee Group Research, Inc. which supplies market research to vendors and users of telecommunications and computing in the applied technology market. In June of 1997, the Company adopted a formal plan to sell its non-core transportation services segment, Triad International Maintenance Corporation ("TIMCO"). The financial results of TIMCO have been accounted for within discontinued operations.

     The principal executive office of the Company is located at 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154-1248.

                        HISTORICAL FINANCIAL INFORMATION

     Historical Financial Information. The table entitled "Historical Financial Information" on the following page sets forth summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information for fiscal years 1996 and 1997 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1997 and is hereby incorporated herein by reference. In addition, the historical financial information for that portion of fiscal year 1998 presented is unaudited. Such historical financial information for fiscal year 1998 was set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and is hereby incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and the related notes thereto from which it has been derived. Copies of reports may be inspected or obtained from the Commission in the manner specified in "-- Additional Information" below.

     Recent Financial Information. The Company has disclosed its intentions to review its current corporate structure now that its former subsidiary TASC has been sold. The internal restructuring plans are expected to require a restructuring charge currently estimated at approximately $100 million and may be less based upon the nature and extent of the restructuring of operations. Most of the anticipated write-offs will be non-cash and are expected to be recorded in the second quarter of 1998.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                        HISTORICAL FINANCIAL INFORMATION
                  (THOUSANDS EXCEPT RATIOS AND PER SHARE DATA)

                                                               YEAR ENDED              THREE MONTHS ENDED
                                                       ---------------------------   -----------------------
                                                       DECEMBER 31,   DECEMBER 31,   MARCH 31,    MARCH 31,
                                                           1997           1996          1998         1997
                                                       ------------   ------------   ----------   ----------
STATEMENT OF INCOME DATA
    Operating Revenues...............................   $  397,875      $277,063     $  104,411   $   94,681
    Income From Continuing Operations Before Income
      Taxes..........................................       19,953        19,948          7,057          656
    Income (Loss) From Continuing Operations.........        6,990        12,516          3,622       (1,823)
Discontinued Operations
    Discontinued Operations, Net of Income Tax
      Expense of $11,988 and $14,005, at December 31,
      1997 and 1996, respectively and $3,724 and
      $3,572 at March 31, 1998 and 1997,
      respectively...................................       14,680        16,192          4,898        5,938
    Gain on Disposal of Discontinued Operations, Net
      of Income Tax Expense of $5,407................           --         8,400             --           --
                                                        ----------      --------     ----------   ----------
         Total Discontinued Operations...............   $   14,680      $ 24,592     $    4,898   $    5,938
Income Before Extraordinary Loss.....................   $   21,670      $ 37,108     $    8,520   $    4,115
Extraordinary Loss On Early Extinguishment of Debt
  Net of Income Tax Benefit of $1,379................       (1,955)           --             --       (1,955)
Net Income...........................................       19,715        37,108          8,520        2,160
Dividends on Preferred Stock.........................           --          (359)            --           --
                                                        ----------      --------     ----------   ----------
Net Income Applicable to Common Stock................   $   19,715      $ 36,749     $    8,520   $    2,160
                                                        ==========      ========     ==========   ==========
Earnings Per Common Share
    Income (Loss) From Continuing Operations.........   $     0.26      $   0.49     $     0.13   $    (0.07)
    Discontinued Operations..........................         0.56          0.99           0.18         0.22
    Extraordinary Loss...............................        (0.07)           --             --        (0.07)
                                                        ----------      --------     ----------   ----------
    Net Income.......................................   $     0.75      $   1.48     $     0.32   $     0.08
                                                        ==========      ========     ==========   ==========
Earnings Per Common Share -- Assuming Dilution
    Income (Loss) From Continuing Operations.........   $     0.25      $   0.46     $     0.13   $    (0.06)
    Discontinued Operations..........................         0.53          0.92           0.17         0.21
    Extraordinary Loss...............................        (0.07)           --             --        (0.07)
                                                        ----------      --------     ----------   ----------
    Net Income.......................................   $     0.71      $   1.38     $     0.30   $     0.08
                                                        ==========      ========     ==========   ==========
Weighted Average Common and Common Equivalent Shares
  Outstanding
    Basic............................................       26,348        24,813         26,942       27,089
    Effect of Dilutive Securities....................        1,596         1,758          1,299        1,556
                                                        ----------      --------     ----------   ----------
    Diluted..........................................       27,944        26,571         28,241       28,645
                                                        ----------      --------     ----------   ----------
Ratio of Earnings to fixed charges(1)................         1.97          2.19           2.34         1.14

                                                             AT DECEMBER 31,              AT MARCH 31,
                                                       ---------------------------   -----------------------
                                                           1997           1996          1998         1997
                                                       ------------   ------------   ----------   ----------
BALANCE SHEET DATA
    Working Capital..................................   $  133,005      $(60,507)    $  145,224   $  (48,369)
    Total Assets.....................................    1,043,809       920,801      1,090,172    1,052,604
    Total Assets less Goodwill, Net of Accumulated
      Amortization of $41,834 and $26,502 at December
      31, 1997 and 1996, respectively, and $45,751
      and $30,151 at March 31, 1998 and 1997,
      respectively...................................      487,072       427,966        537,361      484,083
    Total Long-Term Debt.............................      331,260       241,822        326,220      340,175
    Shareholders' Equity.............................      470,971       475,830        484,792      477,667
    Book Value Per Common Share......................   $    17.57      $  17.58     $    17.94   $    17.58

---------------
(1) The ratio of earnings to fixed charges is calculated as the amount of earnings before taxes from continuing operations plus fixed charges from continuing operations divided by the amount of fixed charges from continuing operations. Fixed charges include interest expense from continuing operations plus the estimated interest component of operating leases. The interest component of operating leases is estimated to be approximately 33% of such amounts.

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma consolidated financial information for the year ended December 31, 1997 and the period ended March 31, 1998, presented herein gives effect to the Company's sale of TASC and The Analytic Sciences Corporation Limited ("TASC U.K.") and the Offer. For purposes of the Unaudited Pro Forma Consolidated Financial Information, the term TASC shall mean TASC and TASC U.K. The unaudited pro forma financial information is based upon the historical financial statements of the Company and TASC for the year ended December 31, 1997 and the period ended March 31, 1998.

     The Unaudited Pro Forma Consolidated Financial Statements give effect to events that are directly attributable to the sale of TASC and the Offer and expected to have a continuing impact on the Company. Explanations for these adjustments are included in the Notes to the Unaudited Pro Forma Consolidated Condensed Balance Sheet and Statement of Income. The pro forma condensed consolidated statement of income includes the operations of Baseline Financial Services, Inc. and WEFA, Inc. from their January 6, 1997 and February 7, 1997 dates of acquisition, respectively. Other than inclusion of operations from their respective dates of acquisition, the Unaudited Pro Forma Consolidated Financial Statements do not include the impact of pro forma adjustments related to these acquisitions as they were not material in the aggregate or on a stand-alone basis.

                      PRIMARK CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                  (THOUSANDS)

                                                                            UNAUDITED    AT $34      UNAUDITED   AT $41.50
                                               TASC SALE      TASC SALE        PRO      PURCHASE        PRO      PURCHASE
                                AS REPORTED   TRANSACTION    ADJUSTMENTS      FORMA       PRICE        FORMA       PRICE
                                -----------   -----------    -----------    ---------   ---------    ---------   ---------
Cash and Cash Equivalents.....  $   12,780     $ 426,006 (2)  $(426,006)(3) $  12,780                $  12,780
Accounts Receivable...........      79,630                                     79,630                   79,630
Federal and State Income Tax
  Benefit.....................      21,304                                     21,304                   21,304
Net Assets of Discontinued
  Operations..................     197,330      (155,376)(2)                   41,954                   41,954
Other Current Assets..........      24,036                                     24,036                   24,036
Goodwill, Net.................     556,737                                    556,737                  556,737
Capitalized Data and Other
  Intangibles, Net............      47,512                       (3,665)(4)    43,972                   43,972
                                                                    125 (4)
Capitalized Software, Net.....      48,645                                     48,645                   48,645
Other Assets..................       8,980                                      8,980                    8,980
Property, Plant and
  Equipment...................      46,855                                     46,855                   46,855
                                ----------     ---------      ---------     ---------   ---------    ---------   ---------
    Total Assets..............  $1,043,809     $ 270,630      $(429,546)    $ 884,893   $      --    $ 884,893   $      --
                                ==========     =========      =========     =========   =========    =========   =========
Notes Payable.................  $   27,602                    $   7,408 (4) $  35,010     137,000 (6)$ 172,010   $ 167,000
Accounts Payable and Accrued
  Liabilities.................      38,710                       (2,329)(3)    36,381                   36,381
Foreign and Other Taxes
  Payable.....................      10,717        94,061(2)     (94,061)(3)     8,855                    8,855
                                                                 (1,862)(5)                                 --
Deferred Income...............      69,931                                     69,931                   69,931
Long Term Debt................     342,561                       (7,408)(4)    11,106                   11,106
                                                               (324,047)(3)
Deferred Income Taxes.........      21,133                       (1,600)(4)    19,533                   19,533
Other Liabilities.............      62,184                                     62,184                   62,184
Stockholders' Equity..........     470,971       176,569(2)      (3,038)(5)   641,893    (137,000)(6)  504,893    (167,000)(6)
                                                                 (2,609)(4)
                                ----------     ---------      ---------     ---------   ---------    ---------   ---------
    Total Liabilities and
      Stockholders' Equity....  $1,043,809     $ 270,630      $(429,546)    $ 884,893   $      --    $ 884,893   $      --
                                ==========     =========      =========     =========   =========    =========   =========

                                UNAUDITED
                                   PRO
                                  FORMA
                                ---------
Cash and Cash Equivalents.....  $  12,780
Accounts Receivable...........     79,630
Federal and State Income Tax
  Benefit.....................     21,304
Net Assets of Discontinued
  Operations..................     41,954
Other Current Assets..........     24,036
Goodwill, Net.................    556,737
Capitalized Data and Other
  Intangibles, Net............     43,972
Capitalized Software, Net.....     48,645
Other Assets..................      8,980
Property, Plant and
  Equipment...................     46,855
                                ---------
    Total Assets..............  $ 884,893
                                =========
Notes Payable.................  $ 202,010
Accounts Payable and Accrued
  Liabilities.................     36,381
Foreign and Other Taxes
  Payable.....................      8,855
                                       --
Deferred Income...............     69,931
Long Term Debt................     11,106
Deferred Income Taxes.........     19,533
Other Liabilities.............     62,184
Stockholders' Equity..........    474,893
                                ---------
    Total Liabilities and
      Stockholders' Equity....  $ 884,893
                                =========

The notes to the unaudited pro forma condensed consolidated balance sheet are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

1. BASIS OF PRESENTATION

     The pro forma condensed consolidated balance sheet gives effect to the following two key transactions: (i) the sale of TASC to Litton Industries, Inc. and its affiliate, pursuant to a Stock Purchase Agreement dated as of December 8, 1997 and (ii) the repurchase of 4,000,000 shares of common stock at either $34.00 per share or $41.50 per share.

2. SALE OF TASC

     The pro forma condensed consolidated balance sheet gives effect to the sale of TASC for $432,000,000 net of closing adjustments estimated to be $1,506,000 for the period ended December 31, 1997 and estimated transaction costs and success fees of $7,500,000. Income taxes associated with the sale of TASC are estimated to be $94,061,000.

3. USE OF PROCEEDS

     The pro forma condensed consolidated balance sheet gives effect to the use of proceeds from the sale of TASC to (i) prepay all amounts outstanding on the Company's $112,000,000 senior callable bonds, including a 4.375% premium aggregating $4,900,000 together with the accrued interest thereon, (ii) repay $212,591,000 of the Company's outstanding term loan together with accrued interest thereon, and (iii) fund the estimated income tax liability associated with the proposed transaction of $94,061,000.

4. DEBT ISSUE COSTS

     The pro forma condensed consolidated balance sheet gives effect to the write-off of unamortized debt issue cost of $3,665,000 and related tax benefit of $1,393,000 associated with prepayment of the senior callable bonds and term loan described in (3) above. At December 31, 1997 there was $544,000 of unamortized original issue discounts that has been written off, net of a related tax benefit of $207,000. Such amounts are reflected as an extraordinary item in the Company's pro forma consolidated statement of income. Additionally, the pro forma balance sheet gives effect to the $125,000 deferred debt cost created as part of the Company's amendment to the terms of its revolving credit facility and term loan agreements. Under the terms of the new agreement, in addition to prepaying the amounts described above under "Use of Proceeds," the Company replaced its $75,000,000 credit facility with a $225,000,000 revolving credit facility.

5. DEBT PREPAYMENT PREMIUM

     The pro forma condensed consolidated balance sheet gives effect to a charge for the prepayment premium of $4,900,000 net of a tax benefit of $1,862,000 as described in (3) above. Such amounts are reflected as an extraordinary item in the Company's pro forma consolidated statement of income.

6. REPURCHASE OF COMMON STOCK

     The amount actually borrowed to repurchase shares of common stock will depend upon the price per share and the extent to which the Company uses additional borrowings or cash on hand for their repurchase. For the purpose of the pro forma balance sheet, borrowings of either $137,000,000 or $167,000,000 were assumed for the repurchase of 4,000,000 shares of common stock at purchase prices of either $34.00 per share or $41.50 per share. Included in the amount borrowed are estimated transaction costs for repurchasing the 4,000,000 shares of $1,000,000.

                      PRIMARK CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                      (THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                               AT
                                                                        UNAUDITED    AT $34     UNAUDITED    $41.50     UNAUDITED
                                                             TASC          PRO      PURCHASE       PRO      PURCHASE       PRO
                                            AS REPORTED   ADJUSTMENTS     FORMA      PRICE        FORMA      PRICE        FORMA
                                            -----------   -----------   ---------   --------    ---------   --------    ---------
Operating Revenues........................   $397,875                   $397,875                $397,875                $397,875
                                             --------       -------     --------     ------     --------    -------     --------
Operating Expenses:
    Cost of Services......................    157,327                    157,327                 157,327                 157,327
    Selling General and Administrative....    151,559                    151,559                 151,559                 151,559
    Depreciation..........................     17,371                     17,371                  17,371                  17,371
    Amortization of Goodwill..............     15,805                     15,805                  15,805                  15,805
    Amortization of Other Intangible
      Assets..............................     17,029          (959)(3)   16,070                  16,070                  16,070
    Restructuring Charge..................      6,800                      6,800                   6,800                   6,800
                                             --------       -------     --------     ------     --------    -------     --------
        Total Operating Expenses..........    365,891          (959)     364,932                 364,932                 364,932
                                             --------       -------     --------     ------     --------    -------     --------
    Operating Income......................     31,984           959       32,943                  32,943                  32,943
                                             --------       -------     --------     ------     --------    -------     --------
Other Income and (Deductions)
    Investment Income.....................      1,085                      1,085                   1,085                   1,085
    Interest Expense......................    (15,986)       14,480(2)    (1,506)    (8,658)(4)  (10,164)   (10,617)(4)  (12,123)
    Foreign Currency Gain (Loss)..........      1,831                      1,831                   1,831                   1,831
    Other.................................      1,039                      1,039                   1,039                   1,039
                                             --------       -------     --------     ------     --------    -------     --------
        Total Other.......................    (12,031)       14,480        2,449     (8,658)      (6,209)   (10,617)      (8,168)
                                             --------       -------     --------     ------     --------    -------     --------
Income From Continuing Operations Before
  Income Taxes............................     19,953        15,439       35,392     (8,658)      26,734    (10,617)      24,775
Income Taxes..............................     12,963         5,866(5)    18,829     (3,290)(5)   15,539     (4,034)(5)   14,795
                                             --------       -------     --------     ------     --------    -------     --------
Income From Continuing Operations.........      6,990         9,573       16,563     (5,368)      11,195     (6,583)       9,980
                                             --------       -------     --------     ------     --------    -------     --------
Earnings per Common Share -- Basic
    Income from Continuing Operations.....       0.26                       0.63                    0.50                    0.45
                                             --------       -------     --------     ------     --------    -------     --------
Earnings per Common Share -- Dilution
    Income from Continuing Operations.....       0.25                       0.59                    0.47                    0.42
                                             --------       -------     --------     ------     --------    -------     --------
Weighted Average Common and Common
  Equivalent Shares Outstanding
    Basic.................................     26,348                     26,348     (4,000)(1)   22,348     (4,000)(1)   22,348
    Effect of Dilutive securities.........      1,596                      1,596                   1,596                   1,596
                                             --------       -------     --------     ------     --------    -------     --------
    Diluted...............................     27,944                     27,944     (4,000)(1)   23,944     (4,000)(1)   23,944
                                             --------       -------     --------     ------     --------    -------     --------
    Ratio of Earnings to Fixed
      Charges(6)..........................       1.97                       6.77                    2.81                    2.48
                                             --------       -------     --------     ------     --------    -------     --------

---------------

The notes to the unaudited pro forma condensed consolidated statement of income are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         CONSOLIDATED INCOME STATEMENT

1. BASIS OF PRESENTATION

     The pro forma condensed consolidated income statement gives effect to the following two key transactions: (i) the sale of TASC to Litton Industries, Inc. and its affiliate, pursuant to a Stock Purchase Agreement dated as of December 8, 1997 and (ii) the repurchase of 4,000,000 shares of common stock at either $34.00 per share or $41.50 per share.

2. INTEREST EXPENSE

     The pro forma condensed consolidated income statement gives effect to the reduction of interest expense as a result of the application of the proceeds from the sale of TASC to repay outstanding debt balances as well as the increased interest expense on borrowings required to repurchase the Company's common stock pursuant to the Offer.

3. DEBT ISSUE COSTS

     The pro forma condensed consolidated income statement gives effect to the reduction in amortization of debt issue costs as a result of the Company's assumed repayment of outstanding debt. The results show the amount of the extraordinary loss that would have occurred, net of tax, related to the Company's use of proceeds from the sale of TASC to prepay outstanding debt.

4. STOCK REPURCHASE

     The pro forma condensed consolidated income statement gives effect to borrowings of either $137,000,000 or $167,000,000 at LIBOR plus 1% (6.74% for the period in question) for the repurchase of 4,000,000 shares of common stock at either $34.00 per share or $41.50 per share. The Company may require a bank waiver to allow it to repurchase shares of common stock in excess of $150,000,000. The interest cost associated with the borrowings has been allocated to discontinued operations based upon the ratio of the pro forma net assets of discontinued operations to total pro forma net assets. The estimated transaction costs for repurchasing the 4,000,000 shares are $1,000,000.

5. INCOME TAXES

     The pro forma condensed consolidated income statement gives effect to the tax benefit of all adjustments, as described above, at an incremental rate of 38%.

6. RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is calculated as the amount of earnings before taxes from continuing operations plus fixed charges from continuing operations divided by the amount of fixed charges from continuing operations. Fixed charges include interest expense from continuing operations plus the estimated interest component of operating leases. The interest component of operating leases is estimated to be approximately 33% of such amounts.

                      PRIMARK CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
                                  (THOUSANDS)

                                                                     UNAUDITED    AT $34      UNAUDITED   AT $41.50    UNAUDITED
                                        TASC SALE      TASC SALE        PRO      PURCHASE        PRO      PURCHASE        PRO
                         AS REPORTED   TRANSACTION    ADJUSTMENTS      FORMA       PRICE        FORMA       PRICE        FORMA
                         -----------   -----------    -----------    ---------   ---------    ---------   ---------    ---------
Cash and Cash
  Equivalents..........  $   22,185     $ 436,000 (2)  $(436,000)(3) $ 22,185                 $ 22,185                 $ 22,185
Accounts Receivable....     112,348                                   112,348                  112,348                  112,348
Federal and State
  Income Tax Benefit...      13,472                                    13,472                   13,472                   13,472
Net Assets of
  Discontinued
  Operations...........     205,611      (162,685)(2)                  42,926                   42,926                   42,926
Other Current Assets...      31,783                                    31,783                   31,783                   31,783
Goodwill, Net..........     552,811                                   552,811                  552,811                  552,811
Capitalized Data and
  Other Intangibles,
  Net..................      46,015                       (3,429)(4)   42,711                   42,711                   42,711
                                                             125 (4)
Capitalized Software,
  Net..................      49,591                                    49,591                   49,591                   49,591
Other Assets...........       9,225                                     9,225                    9,225                    9,225
Property, Plant and
  Equipment............      47,131                                    47,131                   47,131                   47,131
                         ----------     ---------      ---------     --------    ---------    --------    ---------    --------
    Total Assets.......  $1,090,172     $ 273,315      $(439,304)    $924,183    $      --    $924,183    $      --    $924,183
                         ==========     =========      =========     ========    =========    ========    =========    ========
Notes Payable..........  $   30,000                           79 (4) $ 30,079      137,000 (6)$167,079    167,000 (6)  $197,079
Accounts Payable and
  Accrued
  Liabilities..........      31,767                       (4,491)(3)   27,276                   27,276                   27,276
Foreign and Other Taxes
  Payable..............      12,300        94,061(2)     (94,061)(3)   10,438                   10,438                   10,438
                                                          (1,862)(5)                                --                       --
Deferred Income........     101,854                                   101,854                  101,854                  101,854
Long Term Debt.........     342,228                          (79)(4)   10,226                   10,226                   10,226
                                                        (331,923)(3)
Deferred Income
  Taxes................      22,573                       (1,493)(4)   21,080                   21,080                   21,080
Other Liabilities......      64,658                                    64,658                   64,658                   64,658
Stockholders' Equity...     484,792       179,254(2)      (3,038)(5)  658,572     (137,000)(6) 521,572   (167,000)(6)   491,572
                                                          (2,436)(4)
                         ----------     ---------      ---------     --------    ---------    --------    ---------    --------
    Total Liabilities
      and Stockholders'
      Equity...........  $1,090,172     $ 273,315      $(439,304)    $924,183    $      --    $924,183    $      --    $924,183
                         ==========     =========      =========     ========    =========    ========    =========    ========

The notes to the unaudited pro forma condensed consolidated balance sheet are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

1. BASIS OF PRESENTATION

     The pro forma condensed consolidated balance sheet gives effect to the following two key transactions: (i) the sale of TASC to Litton Industries, Inc. and its affiliate, pursuant to a Stock Purchase Agreement dated as of December 8, 1997 and (ii) the repurchase of 4,000,000 shares of common stock at either $34.00 per share or $41.50 per share.

2. SALE OF TASC

     The pro forma condensed consolidated balance sheet gives effect to the sale of TASC for $432,000,000 net of closing adjustments estimated to be $11,500,000 for the period ended December 31, 1997 and estimated transaction costs and success fees of $7,500,000. Income taxes associated with the sale of TASC are estimated to be $94,061,000.

3. USE OF PROCEEDS

     The pro forma condensed consolidated balance sheet gives effect to the use of proceeds from the sale of TASC to (i) prepay all amounts outstanding on the Company's $112,000,000 senior callable bonds, including a 4.375% premium aggregating $4,900,000 together with the accrued interest thereon, (ii) repay $220,423,000 of the Company's outstanding term loan together with accrued interest thereon, and (iii) fund the estimated income tax liability associated with the proposed transaction of $94,061,000.

4. DEBT ISSUE COSTS

     The pro forma condensed consolidated balance sheet gives effect to the write-off of unamortized debt issue cost of $3,429,000 and related tax benefit of $1,303,000 associated with prepayment of the senior callable bonds and term loan described in (3) above. At December 31, 1997 there was $500,000 of unamortized original issue discounts that has been written off, net of a related tax benefit of $190,000. Such amounts are reflected as an extraordinary item in the Company's pro forma consolidated statement of income. Additionally, the pro forma balance sheet gives effect to the $125,000 deferred debt cost created as part of the Company's amendment to the terms of its revolving credit facility and term loan agreements. Under the terms of the new agreement, in addition to prepaying the amounts described above under "Use of Proceeds," the Company replaced its $75,000,000 credit facility with a $225,000,000 revolving credit facility.

5. DEBT PREPAYMENT PREMIUM

     The pro forma condensed consolidated balance sheet gives effect to a charge for the prepayment premium of $4,900,000 net of a tax benefit of $1,862,000 as described in (3) above. Such amounts are reflected as an extraordinary item in the Company's pro forma consolidated statement of income.

6. REPURCHASE OF COMMON STOCK

     The amount actually borrowed to repurchase shares will depend upon the price per share and the extent to which the Company uses additional borrowings or cash on hand for their repurchase. For the purpose of the pro forma balance sheet, borrowings of either $137,000,000 or $167,000,000 were assumed for the repurchase of 4,000,000 shares of common stock at purchase prices of either $34.00 per share or $41.50 per share. Included in the amount borrowed are estimated transaction costs for repurchasing the 4,000,000 shares of $1,000,000.

                      PRIMARK CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                      (THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                       UNAUDITED    AT $34     UNAUDITED   AT $41.50    UNAUDITED
                                                                          PRO      PURCHASE       PRO      PURCHASE        PRO
                                          AS REPORTED   ADJUSTMENTS      FORMA      PRICE        FORMA       PRICE        FORMA
                                          -----------   -----------    ---------   --------    ---------   ---------    ---------
Operating Revenues......................   $104,411                    $104,411                $104,411                 $104,411
                                           --------       -------      --------     ------     --------     -------     --------
Operating Expenses:
    Cost of Services....................     40,949                      40,949                  40,949                   40,949
    Selling General and
      Administrative....................     39,094                      39,094                  39,094                   39,094
    Depreciation........................      4,106                       4,106                   4,106                    4,106
    Amortization of Goodwill............      4,122                       4,122                   4,122                    4,122
    Amortization of Other Intangible
      Assets............................      4,823          (235)(3)     4,588                   4,588                    4,588
    Restructuring Charge................          0                           0                       0
                                           --------       -------      --------     ------     --------     -------     --------
        Total Operating Expenses........     93,094          (235)       92,859                  92,859                   92,859
                                           --------       -------      --------     ------     --------     -------     --------
    Operating Income....................     11,317           235        11,552                  11,552                   11,552
                                           --------       -------      --------     ------     --------     -------     --------
Other Income and (Deductions)
    Investment Income...................        192                         192                     192                      192
    Interest Expense....................     (4,149)        3,599(2)       (550)    (2,131)(4)   (2,681)     (2,623)(4)   (3,173)
    Foreign Currency Gain (Loss)........       (119)                       (119)                   (119)                    (119)
    Other...............................       (184)                       (184)                   (184)                    (184)
                                           --------       -------      --------     ------     --------     -------     --------
        Total Other.....................     (4,260)        3,599          (661)    (2,131)      (2,792)     (2,623)      (3,284)
                                           --------       -------      --------     ------     --------     -------     --------
Income From Continuing Operations Before
  Income Taxes..........................      7,057         3,834        10,891     (2,131)       8,760      (2,623)       8,268
Income Taxes............................      3,435         1,457(5)      4,892       (810)(5)    4,082        (996)(5)    3,896
                                           --------       -------      --------     ------     --------     -------     --------
Income From Continuing Operations.......      3,622         2,377         5,999     (1,321)       4,678      (1,627)       4,372
                                           --------       -------      --------     ------     --------     -------     --------
Earnings per Common Share -- Basic
    Income from Continuing Operations...       0.13                        0.22                    0.20                     0.19
                                           --------       -------      --------     ------     --------     -------     --------
Earnings per Common Share -- Dilution
    Income from Continuing Operations...       0.13                        0.21                    0.19                     0.18
                                           --------       -------      --------     ------     --------     -------     --------
Weighted Average Common and Common
  Equivalent Shares Outstanding
    Basic...............................     26,942                      26,942     (4,000)      22,942      (4,000)      22,942
    Effect of Dilutive securities.......      1,299                       1,299                   1,299                    1,299
                                           --------       -------      --------     ------     --------     -------     --------
    Diluted.............................     28,241                      28,241     (4,000)      24,241      (4,000)      24,241
                                           --------       -------      --------     ------     --------     -------     --------
    Ratio of Earnings to Fixed
      Charges(6)........................       2.34                        7.50                    3.30                     2.92

The notes to the unaudited pro forma condensed consolidated statement of income are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         CONSOLIDATED INCOME STATEMENT

1. BASIS OF PRESENTATION

     The pro forma condensed consolidated income statement gives effect to the following two key transactions: (i) the sale of TASC to Litton Industries, Inc. and its affiliate, pursuant to a Stock Purchase Agreement dated as of December 8, 1997 and (ii) the repurchase of 4,000,000 shares of common stock at either $34.00 per share or $41.50 per share.

2. INTEREST EXPENSE

     The pro forma condensed consolidated income statement gives effect to the reduction of interest expense as a result of the application of the proceeds from the sale of TASC to repay outstanding debt balances as well as the increased interest expense on borrowings required to repurchase the Company's common stock pursuant to the Offer.

3. DEBT ISSUE COSTS

     The pro forma condensed consolidated income statement gives effect to the reduction in amortization of debt issue costs as a result of the Company's assumed repayment of outstanding debt. The results show the amount of the extraordinary loss that would have occurred, net of tax, related to the Company's use of proceeds from the sale of TASC to prepay outstanding debt.

4. STOCK REPURCHASE

     The pro forma condensed consolidated income statement gives effect to borrowings of either $137,000,000 and $167,000,000 at LIBOR plus 1% (6.66% for the period in question) for the repurchase of 4,000,000 shares of common stock at either $34.00 per share or $41.50 per share. The Company may require a bank waiver to allow it to repurchase shares of common stock in excess of $150,000,000. The interest cost associated with the borrowings has been allocated to discontinued operations based upon the ratio of the pro forma net assets of discontinued operations to total pro forma net assets. The estimated transaction costs for repurchasing the 4,000,000 shares are $1,000,000.

5. INCOME TAXES

     The pro forma condensed consolidated income statement gives effect to the tax benefit of all adjustments, as described above, at an incremental rate of 38%.

6. RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges is calculated as the amount of earnings before taxes from continuing operations plus fixed charges from continuing operations divided by the amount of fixed charges from continuing operations. Fixed charges include interest expense from continuing operations plus the estimated interest component of operating leases. The interest component of operating leases is estimated to be approximately 33% of such amounts.

     Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13(th) Floor, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE and the Pacific Exchange, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from any such exchange.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of Shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. The summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

     United States Holders Who Receive Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

     Under Section 302 of the Code, a United States Holder whose Shares are exchanged for cash pursuant to the Exchange will be treated as having sold such holder's Shares, and thus will recognize gain or loss if the exchange (a) results in a "complete termination" of such holder's equity interest in the Company, (b) is "substantially disproportionate" with respect to such holder or
(c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying these tests, a United States Holder will be treated as owing Shares actually or constructively owned by certain related individuals and entities.

     If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company.

     An exchange of Shares for cash will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss. In the case of a United States Holder that is an individual, estate or trust, the maximum tax rate for such gain will be lower if the United States Holder's holding period exceeds one year and will be further reduced if such Shares are held for more than 18 months. Limitations apply to the deductibility of capital losses by corporate and non-corporate United States Holders.

     If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be
(i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

     The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     Shareholders Who Do Not Receive Cash Pursuant to the Offer. Shareholders whose Shares are not exchanged pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

     Participants in the Savings Plan, the Stock Purchase Plan and the PSSOP may have additional tax considerations. See the applicable Direction Form(s) and related materials sent under separate cover to such participants.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

     The Company may seek Additional Financing. The Company has reserved the right to extend the length of the Offer and increase the number of Shares it is willing to repurchase, should it obtain the Additional Financing prior to the Expiration Date in an amount that would, in the Company's judgment after consideration of then existing market conditions, permit it to do so. There can be no assurance that the Additional Financing will be so obtained or that the Company will determine to increase the number of Shares to be repurchased in the Offer.

16.  FEES AND EXPENSES.

     The Company has retained BT Alex. Brown Incorporated ("BT Alex. Brown") to act as the Dealer Manager in connection with the Offer. BT Alex. Brown will receive a fee for its services as Dealer Manager of $0.06 for each Share purchased by the Company pursuant to the Offer. The Company also has agreed to reimburse BT Alex. Brown for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and reasonable attorney's fees and disbursements, and to indemnify BT Alex. Brown against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. BT Alex. Brown has rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation, and could be engaged by the Company to render similar services to the Company in the future. The Company also has retained D.F. King & Co., Inc. as Information Agent and BankBoston, N.A. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager and Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                                          PRIMARK CORPORATION
May 20, 1998

                                                                      SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company (of which the Company believes there are none) nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or subsidiaries of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to May 20, 1998.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:
                                BANKBOSTON, N.A.

      By First Class Mail                  By Hand:               By Overnight, Certified or
     Via Return Envelope:                                                Express Mail:

       BANKBOSTON, N.A.             SECURITIES TRANSFER AND            BANKBOSTON, N.A.
   CORPORATE REORGANIZATION        REPORTING SERVICES, INC.        CORPORATE REORGANIZATION
         P.O. BOX 8029             C/O BOSTON EQUISERVE L.P.          MAIL STOP 45-01-40
     BOSTON, MA 02266-8029             1 EXCHANGE PLAZA                150 ROYALL STREET
                                   55 BROADWAY, 3(RD) FLOOR            CANTON, MA 02021
                                      NEW YORK, NY 10006

                           By Facsimile Transmission
                                 (781) 575-2232

                  Confirm Facsimile Transmission By Telephone:
                                 (800) 730-6001

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                           TOLL FREE: (800) 290-6433
                  BANKS & BROKERS CALL COLLECT: (212) 269-5550

                      The Dealer Manager for the Offer is:

                          BT ALEX. BROWN INCORPORATED

                                One South Street
                           Baltimore, Maryland 21202
                           (800) 638-2596 (TOLL FREE)